Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Jackson Variable Series Trust and JNL Series Trust:

We consent to the use of our report dated February 25, 2019, with respect to the financial statements and financial highlights of JNL/FAMCO Flex Core Covered Call Fund, a series of Jackson Variable Series Trust, and JNL/JPMorgan Hedged Equity Fund, a series of JNL Series Trust, as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.
/s/ KPMG LLP
Chicago, Illinois
December 17, 2019